Exhibit 3.2

CERTIFICATE OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION
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Adopted in accordance with the provisions of Section 242 of the
General Corporation Law of the State of Delaware
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Kevin B. Thompson, being the President and Chief Executive Officer of SolarWinds Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:
FIRST:             The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on October 14, 2015 under the name of Project Aurora Parent, Inc.
SECOND:        An Amended and Restated Certificate of Incorporation of the Corporation (the "Existing Certificate") was filed with the Delaware Secretary of State on February 5, 2016 and amended on May 31, 2018 to change the name of the Corporation to SolarWinds Corporation.
THIRD:         The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Existing Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Restated Certificate").
FOURTH:        In accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Restated Certificate was duly approved and adopted pursuant to a written consent signed by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon .
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Exhibit A

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Second Amended and Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this ____ day of October, 2018.

SolarWinds Corporation
a Delaware corporation

By:
Name:	Kevin B. Thompson
Title:	President and Chief Executive Officer

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION
ARTICLE I
The name of the corporation is SolarWinds Corporation (the "Corporation").
ARICLE II
The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
PART A.    Authorized Capital Stock.
The total number of shares of capital stock that the Corporation has authority to issue is 355,755,000 shares, consisting of:

1.	5,755,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"); and

2.	350,000,000 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock").
The shares of Class A Common Stock and Class B Common Stock shall have the rights, preferences and limitations set forth below.
In accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of any class of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of stock of the Corporation entitled to vote irrespective of the class or series vote requirements set forth in Section 242(b)(2) of the General Corporation Law of the State of Delaware (but, in the case of any decrease, not below the number of outstanding shares of any such class or series), and no vote of the holders of any of the shares of stock voting separately as a class shall be required therefor.

PART B.    Powers, Preferences and Special Rights of the Class A Common Stock. Except as otherwise provided in this PART B or as otherwise required by applicable law, all shares of Class A Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
Section 1.    Dividends.
(a)    General Obligation. Dividends on each share of Class A Common Stock shall accrue on a daily basis at the rate of 9% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Class A Common Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.
(b)    Dividend Reference Dates. To the extent not paid on the last business day of March, June, September and December of each year, beginning March 31, 2016 (the "Dividend Reference Dates"), all dividends that have accrued on each share of Class A Common Stock outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.
(c)    Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Common Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Class A Common Stock held by each such holder.
Section 2.    Liquidation.
Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Common Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Common Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Common Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Class A Common Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Common Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Class A Common Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Class A Common Stock and each Junior Security in connection with such liquidation, dissolution or winding up.

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So long as any Class A Common Stock remains outstanding, without the prior written consent of a majority in interest of the shares of Class A Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class A Common Stock held by the Thoma Bravo Investors or if no Class A Common Stock is held by the Silver Lake Investors or Thoma Bravo Investors, a majority in interest of the outstanding Class A Common Stock, upon any Fundamental Change or Change in Ownership, each holder of Class A Common Stock subject to any Fundamental Change or Change in Ownership shall be entitled to receive in connection therewith an amount equal to the aggregate amount specified herein that such holders would have received upon a liquidation, dissolution and winding up of the Corporation in accordance with this Section 2, assuming that (A) the proceeds of such Fundamental Change or Change in Ownership to be paid to holders of the shares of Common Stock being sold in such Fundamental Change or Change in Ownership were the only assets of the Company being distributed upon a liquidation, dissolution and winding up of the Corporation and (B) the shares of Common Stock being sold in such Fundamental Change or Change in Ownership were the only shares outstanding at the time of such transaction. Notwithstanding the above, this paragraph does not entitle any holder of Common Stock to receive any payments or distributions from the Corporation and does not require the Corporation to make any payments or distributions to a holder of Common Stock; provided however that, if any payments are made by the Company as a result of a Fundamental Change or Change in Ownership, they must be allocated to holders of Common Stock as described in this paragraph.
Section 3.    Conversion.
(a)    Automatic Conversion Upon Initial Public Offering (Other than the Specified IPO). Immediately prior to, but contingent upon, the closing of the Corporation's initial Public Offering (other than the Specified IPO), (A) the Liquidation Value of each share of Class A Common Stock shall automatically be converted into a number of fully paid and nonassessable shares of Class B Common Stock equal to the result of (x) the Liquidation Value of such share of Class A Common Stock, divided by (y) the per share price at which the Class B Common Stock is being offered to the public pursuant to such initial Public Offering and (B) at the election of the Corporation, the accrued and unpaid dividends on each share of Class A Common Stock shall either be (I) paid in cash to the holder thereof or (II) converted into a number of fully paid and nonassessable shares of Class B Common Stock equal to the result of (x) the accrued and unpaid dividends on such share of Class A Common Stock, divided by (y) the per share price at which the Class B Common Stock is being offered to the public pursuant to such initial Public Offering.
(b)    Effects of Automatic Conversion Upon Initial Public Offering (Other than the Specified IPO). The Corporation shall provide each holder of shares of Class A Common Stock with at least 10 days' prior written notice of the effectiveness of a registration statement with respect to the Corporation's initial Public Offering (other than the Specified IPO). The conversion of Class A Common Stock (and any cash payment with respect thereto, as applicable) pursuant to PART B, Section 3(a) shall be deemed to have been made and be effective immediately prior to the closing of such initial Public Offering . At the time such conversion has been effected, the rights of the holder of such Class A Common Stock as such holder shall cease and the Person or Persons in whose name or names the shares of Class B Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class B Common Stock. In addition, immediately following the automatic conversion of the Class A Common Stock pursuant to PART B, Section 3(a), all issued and outstanding shares of Class B Common Stock shall automatically, without any action by the holders thereof, be reclassified as an equal number of shares of common stock with the same par value per share (the "Reclassified Common Stock"). No fractional shares of Class B Common Stock shall be issued upon conversion of the Class A Common Stock. Upon conversion of the Class A Common Stock and reclassification of the Class B Common Stock offered in such initial Public Offering, any resulting fractional shares of Reclassified Common Stock as aggregated shall be

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cancelled for no consideration. The Corporation shall, as soon as practicable thereafter (but in no event more than fifteen (15) business days thereafter), (A) issue and deliver at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates representing the number of shares of Class B Common Stock to which the holder shall be entitled as set forth above in PART B, Section 3(a) and (B) make any cash payment to which the holder shall be entitled as set forth above in PART B, Section 3(a). After the consummation of such initial Public Offering, any holder of certificates representing converted shares of Class A Common Stock may surrender to the Corporation at the office of the Corporation or of any transfer agent of the Corporation, the certificate or certificates representing such Class A Common Stock. After the consummation of such initial Public Offering, any holder of certificates representing Class B Common Stock which is reclassified as Common Stock may surrender to the Corporation at the office of the Corporation or of any transfer agent of the Corporation, the certificate or certificates representing such Class B Common Stock and, upon surrender, if the Common Stock is certificated, shall receive in exchange a new certificate representing a number of shares of Reclassified Common Stock that is equal to the number of shares of Class B Common Stock represented by the surrendered certificate. Until any such stock certificate evidencing such Class B Common Stock is surrendered in due course (or suitable arrangements are made for any lost, stolen, or destroyed certificate), the holder of such stock certificate: (i) will be deemed to hold the same number of shares of Reclassified Common Stock rather than such number of shares of Class B Common Stock; and (ii) will be entitled to all the rights and preferences of a holder of Reclassified Common Stock with respect to such number of shares of Reclassified Common Stock held, including the right to receive, as to such number of shares of Reclassified Common Stock, any dividends or other distributions that the Corporation may make with respect to its Reclassified Common Stock.
(c)    Automatic Conversion Upon the Filing Effective Time. Immediately upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Filing Effective Time"), each share of Original Class A Common Stock shall automatically be converted into (A) one share of Modified Class A Common Stock plus (B) the right to receive the Dividend Payout.
(d)    Automatic Conversion Upon the Specified IPO. Immediately prior to, but contingent upon, the closing of the Specified IPO, (A) each share of Modified Class A Common Stock shall automatically be converted into a number of fully paid and nonassessable shares of Class B Common Stock equal to the Base Conversion Number with respect to the Original Class A Common Stock from which the share of Modified Class A Common Stock was converted pursuant to PART B, Section 3(c), and (B) the Corporation shall deliver, or cause to be delivered, to the applicable stockholders the Dividend Payout pursuant to PART B, Section 3(c) (the "Specified IPO Transactions").
(e)    Effects of Automatic Conversion Upon the Specified IPO. The Specified IPO Transactions shall be deemed to have been made and be effective immediately prior to, but contingent upon, the closing of the Specified IPO. At the time such conversion has been effected, the rights of the holder of such Modified Class A Common Stock as such holder shall cease and the Person or Persons in whose name or names the shares of Class B Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class B Common Stock. At the time such delivery of the Dividend Payout has been deemed to be effected, the Person or Persons in whose name or names the shares of Class B Common Stock are to be issued upon such Dividend Payout shall be deemed to have become the holder or holders of record of such shares of Class B Common Stock. In addition, immediately following the Specified IPO Transactions, all issued and outstanding shares of Class B Common Stock shall automatically, without any action by the holders thereof, be reclassified as an equal number of shares of Reclassified Common Stock. No fractional shares of Class B Common Stock shall be issued upon the Specified IPO Transactions. Upon conversion of the Modified Class A Common Stock and reclassification

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of the Class B Common Stock offered in the Specified IPO, any resulting fractional shares of Reclassified Common Stock as aggregated shall be cancelled for no consideration. After the consummation of the Specified IPO, any holder of certificates representing (i) Class A Common Stock which is converted into Class B Common Stock or (ii) Class B Common Stock which is reclassified as Reclassified Common Stock, in either case, may surrender to the Corporation at the office of the Corporation or of any transfer agent of the Corporation, the certificate or certificates representing such Class A Common Stock or Class B Common Stock and, upon surrender, if the Common Stock is certificated, shall receive in exchange a new certificate representing a number of shares of Reclassified Common Stock that is equal to, as applicable, (i) the number of shares of Class B Common Stock into which the Class A Common Stock represented by the surrendered Class A Common Stock certificate was converted, or (ii) the number of shares of Class B Common Stock represented by the surrendered Class B Common Stock certificate. Until any such stock certificate evidencing such Class A Common Stock or Class B Common Stock is surrendered in due course (or suitable arrangements are made for any lost, stolen, or destroyed certificate), the holder of such stock certificate: (i) will be deemed to hold the same number of shares of Reclassified Common Stock rather than such number of shares of Class A Common Stock or Class B Common Stock; and (ii) will be entitled to all the rights and preferences of a holder of Reclassified Common Stock with respect to such number of shares of Reclassified Common Stock held, including the right to receive, as to such number of shares of Common Stock, any dividends or other distributions that the Corporation may make with respect to its Reclassified Common Stock.
(f)    Payment of Cash Distribution and Stock Distribution. In the event the closing of the Specified IPO does not occur within fifteen (15) days following the Filing Effective Time (the "Specified IPO Deadline"), the Corporation shall cause the Cash Distribution and the Stock Distribution to be paid (in immediately available funds, in the case of the Cash Distribution) to each applicable stockholder on account of the Dividend Payout no later than December 31, 2018; provided that, any holder who has elected to convert such holder's Modified Class A Common Stock pursuant to PART B, Section 3(g) shall not be entitled to the Cash Distribution or the Stock Distribution. If the funds of the Corporation legally available for distribution are insufficient to make the total Cash Distribution, those funds that are legally available shall be used to make the maximum distribution possible pro rata among the applicable holders based upon the aggregate amount of the Cash Distribution owed to each such holder. At any time thereafter when additional funds of the Corporation are legally available for distribution, such funds shall immediately be used to make a distribution to the applicable holders on a pro rata basis until the total Cash Distribution is paid.
(g)    Optional Conversion. At any time or from time to time following the Specified IPO Deadline until five (5) days following the Specified IPO Deadline, any holder of Modified Class A Common Stock may elect to convert such holder's Modified Class A Common Stock (including such holder's right to receive the Dividend Payout) into a number of fully paid and nonassessable shares of Class B Common Stock Equal to the Total Conversion Number with respect to the Original Class A Common Stock from which the share of Modified Class A Common Stock was converted pursuant to PART B, Section 3(c). In the event a holder elects to convert Modified Class A Common Stock pursuant to this PART B, Section 3(g), such holder shall not be entitled to, and shall be deemed to have waived such holder's right to, the Cash Distribution and Stock Distribution with respect to such shares. A holder shall effect such optional conversion by delivering a written notice to the office of the Corporation specifying the number of shares of Modified Class A Common Stock that such holder elects to convert (together with the certificates (if any) representing such Modified Class A Common Stock or the Original Class A Common Stock from which the shares of Modified Class A Common Stock was converted), and such conversion shall be deemed effective upon the date that is two (2) days after the Corporation's receipt of such notice. At the time such conversion has been effected, the rights of the holder of such Modified Class A Common Stock as such holder shall cease and the Person or Persons in whose name or names the shares of Class B Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class B Common Stock. The

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Corporation shall, as soon as practicable thereafter (but in no event more than fifteen (15) business days thereafter), issue and deliver at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates representing the number of shares of Class B Common Stock to which the holder shall be entitled on account of such conversion.
Section 4.    Priority of Class A Common Stock on Dividends and Redemptions.
So long as any Class A Common Stock remains outstanding, without the prior written consent of a majority in interest of the shares of Class A Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class A Common Stock held by the Thoma Bravo Investors or if no Class A Common Stock is held by the Silver Lake Investors or Thoma Bravo Investors, a majority in interest of the outstanding Class A Common Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees, directors or consultants of the Corporation and its Subsidiaries in accordance with the provisions of the agreements entered into with such employees, directors or consultants approved by the Board.
Section 5.    Redemptions.
(a)    Optional Redemptions. The Corporation may at any time and from time to time on a date fixed by the Corporation, after compliance with the notice requirements set forth in Section 5(b) of PART B, redeem all or any portion of the shares of Class A Common Stock (on a pro rata basis as set forth in Section 5(d) of PART B) then outstanding. Upon any such redemption, the Corporation shall pay a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).
(b)    Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of shares of Class A Common Stock to each record holder of such class not more than 60 nor less than five days prior to the date on which such redemption is to be made. In the event that fewer than the total number of shares of Class A Common Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Class A Common Stock shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares of Class A Common Stock.
(c)    Redemption Payments. For each share of Class A Common Stock that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the Liquidation Value of such share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares of Class A Common Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of such shares pro rata among the holders of the shares to be redeemed based upon the aggregate Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Class A Common Stock, such funds shall immediately be used to redeem the balance of such shares on a pro rata basis that the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. In case fewer than the total number of shares of Class A Common Stock represented by any certificate are redeemed, a new certificate representing the number of

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unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.
(d)    Determination of the Number of Each Holder's Shares to be Redeemed. The number of shares of Class A Common Stock to be redeemed from each holder thereof in redemptions hereunder shall be the maximum possible number of such shares determined by allocating the total number of shares of Class A Common Stock to be redeemed pro rata among the holders of shares of Class A Common Stock based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of such shares held by each such holder; provided that the Corporation may redeem shares of Class A Common Stock from present or former employees, directors or consultants of the Corporation and its Subsidiaries in accordance with the provisions of the agreements entered into with such employees, directors or consultants approved by the Board.
(e)    Dividends After Redemption Date. No share of Class A Common Stock shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder of such share. On such date, all rights of the holder of such share shall cease, and such share shall no longer be deemed to be issued and outstanding.
(f)    Redeemed or Otherwise Acquired Shares. Any shares of Class A Common Stock that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.
(g)    Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Class A Common Stock, except as expressly authorized herein.
Section 6.    Voting Rights.
Except as otherwise provided herein and as otherwise required by applicable law, the Class A Common Stock shall have no voting rights; provided that each holder of Class A Common Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.
Section 7.    Registration of Transfer.
The Corporation shall keep at its principal office a register for the registration of Class A Common Stock. Upon the surrender of any certificate representing Class A Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Class A Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Common Stock represented by such new certificate from the date to which dividends have been fully paid on such Class A Common Stock represented by the surrendered certificate.

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Section 8.    Replacement.
Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Class A Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, in the case of Class A Common Stock, dividends shall accrue on the Class A Common Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
Section 9.    Certain Restrictions.
Notwithstanding anything to the contrary contained herein, the Corporation shall not declare or pay any dividends on (but such amounts shall accrue as provided herein), nor shall it pay any amounts with respect to the liquidation preference of, any share of Class A Common Stock (including in connection with a redemption thereof) at any time that any such payment is prohibited by the Debt Facilities, so long as there are amounts outstanding under the Debt Facilities.
Section 10.    Amendment and Waiver.
No amendment, modification or waiver of this Amended and Restated Certificate of Incorporation shall be binding or effective with respect to any provision of PART B hereof or the Class A Common Stock without the prior written consent of a majority in interest of the shares of Class A Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class A Common Stock held by the Thoma Bravo Investors or, if no Class A Common Stock is held by the Silver Lake Investors or Thoma Bravo Investors, a majority in interest of the outstanding Class A Common Stock.
PART C.    Powers, Preferences and Special Rights of Class B Common Stock.
Except as otherwise provided in this PART C or as otherwise required by applicable law, all shares of Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
Section 1.    Voting Rights.
Except as otherwise provided in this PART C or as otherwise required by applicable law, all holders of Class B Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.
Section 2.    Dividends.
Holders of Class B Common Stock shall be entitled to receive, ratably, on a per share basis, such dividends as may be declared by the Board from time to time out of funds legally available therefor. The rights of holders of Class B Common Stock to receive dividends are subject to the provisions of the Class A Common Stock. If and when dividends on the shares of Class B Common Stock are declared and

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payable from time to time by the Board, whether payable in cash, in property or in shares of stock of the Corporation, the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends.
Section 3.    Liquidation.
Subject to the provisions of the Class A Common Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class B Common Stock shall be entitled to receive, ratably, on a per share basis, all of the remaining assets of the Corporation available for distribution to its stockholders.
Without the prior written consent of a majority in interest of the shares of Class B Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class B Common Stock held by the Thoma Bravo Investors or if no Class B Common Stock is held by the Silver Lake Investors or Thoma Bravo Investors, a majority in interest of the outstanding Class B Common Stock, upon any Fundamental Change or Change in Ownership, each holder of Class B Common Stock subject to any Fundamental Change or Change in Ownership shall be entitled to receive in connection therewith an amount equal to the aggregate amount specified herein that such holders would have received upon a liquidation, dissolution and winding up of the Corporation in accordance with this Section 3, assuming that (A) the proceeds of such Fundamental Change or Change in Ownership to be paid to holders of the shares of Common Stock being sold in such Fundamental Change or Change in Ownership were the only assets of the Company being distributed upon a liquidation, dissolution and winding up of the Corporation and (B) the shares of Common Stock being sold in such Fundamental Change or Change in Ownership were the only shares outstanding at the time of such transaction. Notwithstanding the above, this paragraph does not entitle any holder of Common Stock to receive any payments or distributions from the Corporation and does not require the Corporation to make any payments or distributions to a holder of Common Stock; provided however that, if any payments are made by the Company as a result of a Fundamental Change or Change in Ownership, they must be allocated to holders of Common Stock as described in this paragraph.
Section 4.    Registration of Transfer.
The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Class B Common Stock. Upon the surrender of any certificate representing shares of Class B Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
Section 5.    Replacement.
Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Class B Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the

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holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Class B Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
Section 6.    Amendment and Waiver.
No amendment, modification or waiver of this Amended and Restated Certificate of Incorporation shall be binding or effective with respect to any provision of PART C hereof or the Class B Common Stock without the prior written consent of a majority in interest of the shares of Class B Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class B Common Stock held by the Thoma Bravo Investors or, if no Class B Common Stock is held by the Silver Lake Investors or Thoma Bravo Investors, a majority in interest of the outstanding Class B Common Stock.
Section 7.    Reorganizations, Reclassifications or Changes.
In case of any reorganization, reclassification or change of shares of any class of Common Stock (other than a change in par value, or from par value to no par value as a result of a subdivision or combination, or any conversion contemplated by PART B. Section 3), or in the case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of any class of Common Stock), or in case of any sale, lease or other disposition to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all of the assets of the Corporation, each holder of shares of Common Stock, irrespective of class, shall have the right at any time thereafter to convert such shares into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such Common Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise provide for the protection of the conversion rights of the Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Common Stock into which such Common Stock might have been converted immediately prior to such event.
ARTICLE V
The Corporation is to have perpetual existence.
ARTICLE VI
So long as each of the Silver Lake Investors and Thoma Bravo Investors hold any shares of Class B Common Stock, the by-laws of the Corporation may only be adopted, amended, altered or repealed with the prior written consent of a majority in interest of the shares of Class B Common Stock held by the Silver Lake Investors and a majority in interest of the shares of Class B Common Stock held by the Thoma Bravo Investors. At any other time, the Board is expressly authorized to make, alter or repeal the by-laws of the Corporation.

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ARTICLE VII
Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.
ARTICLE VIII
To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE IX
The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.
ARTICLE X
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are full-time employees of the Corporation and who are not affiliates of the Silver Lake Investors or Thoma Bravo Investors. No amendment or repeal of this ARTICLE X shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
ARTICLE XI
The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any Person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was or has agreed to be a director of the Corporation or, while a director, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"), including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any Person in connection with any action, suit, proceeding or claim initiated by or on behalf of such Person or any counterclaim against the Corporation initiated by or on behalf of such Person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Person. Any Person seeking indemnification under this ARTICLE XI shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

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The Corporation hereby acknowledges that certain indemnitees affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their Affiliates (collectively, the "Institutional Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this ARTICLE XI without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation. Any repeal or modification of the foregoing provisions of this ARTICLE XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.
ARTICLE XII
Section 1.    Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
Section 2.    Amendments. Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that, if any amendment, change or repeal would have a disproportionate and adverse effect on any stockholder as compared to the other holders of stock in the same class, such amendment, change or repeal shall also require such stockholder's prior written consent.
Section 3.    Definitions.
"Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
"Base Conversion Number" means the Total Conversion Number with respect to each share of Original Class A Common Stock minus the Yield Conversion Number with respect to each share of Original Class A Common Stock.
"Board" means the Board of Directors of the Corporation.

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"Cash Distribution" means, with respect to each share of Original Class A Common Stock, an amount of cash equal to 40% of the total accrued and unpaid dividends on such share of Original Class A Common Stock (which amount shall be computed with respect to such share of Original Class A Common Stock through and including the date such Cash Distribution is paid to the holder thereof).
"Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof to any Independent Third Party or group of Independent Third Parties, which results in the holders of Common Stock as of immediately prior to such sale, transfer or issuance or series of sales, transfers and/or issuances ceasing to own more than 50% of the Corporation's voting capital stock immediately following the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.
"Common Stock" means, collectively, the Class A Common Stock and the Class B Common Stock.
"Debt Facilities" means, collectively, the (a) First Lien Credit Agreement, dated as of February 5, 2016, among SolarWinds Intermediate Holdings I, Inc., a Delaware corporation, SolarWinds Holdings, Inc., a Delaware corporation, the guarantors party thereto, the lenders and agents from time to time party thereto, and the other parties thereto, (b) Note Purchase Agreement, dated as of February 3, 2016, among SolarWinds Intermediate Holdings I, Inc., a Delaware corporation, SolarWinds Holdings, Inc., a Delaware corporation, Goldman, Sachs & Co., the other purchasers from time to time party hereto, and the other parties thereto, and (c) Indenture, dated as of February 5, 2016, among SolarWinds Holdings, Inc., a Delaware corporation, SolarWinds Intermediate Holdings I, Inc., a Delaware corporation, the guarantors party thereto, and Wilmington Trust, National Association, a national banking association, as trustee and as collateral agent (as each of the foregoing may be amended, modified, refinanced or replaced from time to time).
"Dividend Payout" means (x) if the closing of the Specified IPO occurs, a number of shares of Class B Common Stock equal to the Yield Conversion Number; and (y) if the closing of the Specified IPO does not occur, the Cash Distribution and Stock Distribution.
"Fundamental Change" means (a) any sale or transfer to any Independent Third Party or group of Independent Third Parties of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions (other than sales in the ordinary course of business consistent with past practice) and (b) any merger or consolidation to which the Corporation is a party with any Independent Third Party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Corporation's capital stock are not changed, and after giving effect to such merger, the holders of Common Stock as of immediately prior to such merger shall continue to own more than 50% of the Corporation's voting capital stock.
"Independent Third Party" means any Person who, immediately prior to the contemplated transaction, is not a 5% Owner, who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons. "5% Owner" means any Person who owns in excess of 5% of the Corporation's voting capital stock on a fully diluted basis.
"IPO Price" means the per share price at which the Corporation's Class B Common Stock (or Reclassified Common Stock) is offered to the public in the Specified IPO.
"Junior Securities" means any capital stock or other equity securities of the Corporation other than the Class A Common Stock.

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"Liquidation Value" means, with respect to any share of Class A Common Stock as of any particular date, $1,000.00.
"Modified Class A Common Stock" means a share of Class A Common Stock that is issued and outstanding as of the Filing Effective Time. The Modified Class A Common Stock shall have all of the rights, obligations and preferences as the Class A Common Stock hereunder. Except as the context may otherwise require, all references to Class A Common Stock shall mean the Modified Class A Common Stock from and after the Filing Effective Time.
“Original Class A Common Stock” means a share of Class A Common Stock that was issued and outstanding prior to the Filing Effective Time.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and any governmental entity or any department, agency or political subdivision thereof.
"Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
"Redemption Date" as to any share of Class A Common Stock means the date specified with respect to each redemption herein; provided that no such date shall be a Redemption Date unless the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
"Silver Lake Investors" means Silver Lake as such term is defined in the Stockholders Agreement.
"Specified IPO" means the Public Offering of common stock of the Corporation pursuant to the Registration Statement on Form S-1 (Registration No. 333-227479) initially filed by the Corporation with the Securities and Exchange Commission on September 21, 2018 and as subsequently amended.
"Stock Distribution" means, with respect to each share of Original Class A Common Stock, a number of shares of Modified Class A Common Stock equal to (A) 60% of the total accrued and unpaid dividends on such share of Original Class A Common Stock (which amount shall be computed with respect to such share of Original Class A Common Stock through and including the date such Stock Distribution is paid to the holder thereof) divided by (B) the Liquidation Value thereof.
"Stockholders Agreement" shall mean that certain Amended and Restated Stockholders' Agreement, dated on or about October 19, 2018, by and among the Corporation and each of its stockholders from time to time parties thereto, as may be amended, modified, restated or amended and restated from time to time in accordance with its terms.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of

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the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. Unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Corporation.
"Thoma Bravo Investors" means Thoma Bravo, as such term is defined in the Stockholders Agreement.
"Total Conversion Number" means, with respect to each share of Original Class A Common Stock, a number equal to (A) the Liquidation Value thereof (plus all accrued and unpaid dividends thereon until the Filing Effective Time), divided by (B) $19.00 or, solely in the event the IPO Price is greater than $19.00 per share, the IPO Price.
"Yield Conversion Number" means, with respect to each share of Original Class A Common Stock, (A) (i) the Total Conversion Number multiplied by the IPO Price minus (ii) the Liquidation Value, divided by (B) the IPO Price; provided that the Yield Conversion Number shall not be less than zero.
Section 4.    Miscellaneous. The provisions of this Certificate of Incorporation do not limit, modify or restrict any rights or obligations under any provisions of any stockholders agreement among the Corporation and its stockholders.
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